Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-167570 and No. 333-144122) of The InterGroup Corporation (the “Company”), of our report dated September 16, 2021, relating to the consolidated financial statements of the Company as of and for the year ended June 30, 2021, appearing in this Annual Report on Form 10-K of the Company for the year ended June 30, 2022.

/s/ Moss Adams LLP

Irvine, California
September 28, 2022